PREPAID FORWARD PURCHASE AGREEMENT

GSRN 1612-512 LLC ("Buyer") enters into this agreement ("Purchase Agreement") with Global Digital Solutions, Inc. ("Seller"); (Seller and Buyer are each, a "Party" and collectively, "Parties") as of December 22 2017 ("Effective Date").

1. ***Recitals.*** Seller has engaged Boies Schiller Flexner LLP ("Law Firm") as set forth in the Retention Agreement, attached hereto as Exhibit A ("Retention Agreement"). All capitalized terms used but not defined in this Purchase Agreement shall have the meanings given to them in the Retention Agreement. The purpose of this Purchase Agreement and the "Security Agreement" (attached as Exhibit B) and the "Letter of Instruction" (attached as Exhibit C) is to provide funding to Seller for payment to Law Firm of the Law Firm Payments and to provide Buyer the opportunity to participate in the Litigation Proceeds. The Purchase Agreement, Security Agreement, and Letter of Instruction are collectively referred to as the "Investment Documents." For good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

2. ***Purchase; Payment of Purchase Price.*** Seller hereby transfers to Buyer the Investment Return (as defined below) and the right to receive the Investment Return (the "Transferred Interest") and Buyer hereby accepts the transfer of the Transferred Interest from Seller, upon the terms set forth in the Investment Documents. Subject to Section 6, the purchase price for Transferred Interest (the "Purchase Price") shall be equal to the Law Firm Payments and the Seller Purchase Price Payments (as defined below).

(a) Seller hereby delegates to Buyer, and Buyer assumes, all of Seller's payment obligations under the Retention Agreement.

(b) Buyer agrees to make "Seller Purchase Price Payments" in accordance with the following schedule pursuant to the payment instructions provided by Seller on Schedule II hereto:

Timing	**Amount**
Within 2 business days of closing (satisfaction of Section 15)	$300,000 (the "Initial Purchase Price Payment")
Within 30 days of the Lawsuit surviving a motion to dismiss on the primary claims	$150,000
Within 30 days of the close of all discovery in the Lawsuit	$100,000
Within 30 days of the Lawsuit surviving a motion for summary judgment and Daubert challenges on the primary claims	$650,000

(c) Seller shall return the Initial Purchase Price Payment in that event that either (i) a complaint is not filed in the Lawsuit within 30 days of the Effective Date, or (ii) the complaint filed in the Lawsuit is withdrawn within 30 days of its filing.

(d) Seller acknowledges that Buyer does not assume any other obligations of Seller. Buyer will pay Law Firm Payments directly to Law Firm in accordance with the Retention Agreement.

3. ***Payment of Investment Return.*** Seller agrees to pay Buyer the Investment Return set forth on Schedule I hereto ("Investment Return"). The Investment Return shall be paid only if and when any Litigation Proceeds are allocated and distributed in accordance with the Retention Agreement but without set-offs of any kind other than those expressly authorized in the Retention Agreement. Seller will direct Law Firm to pay the Investment Return directly to Buyer at the time Litigation Proceeds are distributed. Amounts not paid when due shall accrue a late payment charge for the period from the date due at a monthly compounding rate per annum equal to the applicable pre-judgment interest rate ("Late Payment Charge"). The Parties shall provide notice of whether each approves a Distribution Report promptly following receipt. The Parties acknowledge that Lawsuit may be ongoing even while Litigation Proceeds are being received.

4. ***Representations and Agreements by Seller.*** Seller expressly makes to Buyer each of the acknowledgments, covenants, representations and warranties made to Law Firm in Sections 3 and 4 of the Retention Agreement and additionally makes acknowledgments, covenants, representations and warranties contained in those sections by substituting "Buyer" for "Law Firm", and "Investment Documents" for "Retention Agreement", as appropriate. Seller further covenants that it will not amend or terminate the Letter of Instruction or the Retention Agreement in any way that might adversely affect Buyer's rights and shall not permit Law Firm to hedge or finance any portion of the fees or out of pocket expenses incurred by it in the Lawsuit. Notwithstanding Section 4.B.i of the Retention Agreement, Seller shall be permitted to encumber an additional 20% of Litigation Proceeds under this Purchase Agreement, provided that: (i) Seller makes full disclosure to Buyer and Law Firm prior to searching the market; (ii) Buyer has a right to first refusal on any financing proposal made to Seller; (iii) Buyer shall be afforded 30 days to exercise its option to provide additional financing; (iv) Seller may not abrogate any other representation, warranty, or covenant of this Purchase Agreement or the Retention Agreement; and (v) if Buyer declines to exercise its option to provide additional financing then any prospective capital provider must expressly agree, in form and substance substantially similar to the terms of Section 13 of this Purchase Agreement, that it will not participate in, or exercise any influence or control over, the Lawsuit.

5. ***Representations by Buyer.*** Buyer represents and warrants that (a) it has full power and authority to execute and perform under the Purchase Agreement, (b) it has sufficient funds to meet the anticipated obligations under this Purchase Agreement as reflected in the Budget, and (c) its organizational documents do not provide for mandatory redemption/automatic termination within five years of the Effective Date.

6. ***Permitted Purchase Price Payment Termination.*** Buyer may cease making payments of the Purchase Price under this Purchase Agreement ("Terminate Payment") as follows:

(a) ***Payment Termination for Cause.*** Buyer may Terminate Payment for cause ("Payment Termination for Cause") by written notice to Seller and Law Firm if: (i) Seller's representations or warranties contained in any Investment Document or the Retention Agreement are false or misleading in any material respect or Seller fails to perform any covenant therein, after written notice from Buyer and the expiration of a fifteen (15) day right to cure period; or (ii) Law Firm has the right to withdraw pursuant to Section 7.A.i of the Retention Agreement. Upon a Payment Termination for Cause, an amount equal to the aggregate amount of Law Firm Payments funded by Buyer hereunder plus a Late Payment Charge shall immediately become due and payable, and Buyer shall be entitled to recover any Investment Return earned as a result of any past, present or future enforcement of Claims (or an amount equal to a reasonable expectation of the Investment Return that Buyer would have received but for Seller's breach hereunder), plus relevant attorneys' fees.

(b) ***Alternative Payment Termination.*** Buyer may also Terminate Payment ("Alternative Payment Termination") by written notice to Seller and Law Firm if (i) Law Firm is terminated without cause by Seller pursuant to Section 6 of the Retention Agreement, (ii) after consultation with Law Firm and Seller, it is reasonably evident that the Claims enforcement no longer has more than a *de minimis* chance of success of recovering material Litigation Proceeds and the Law Firm's withdrawal has not been precluded by order of the court or courts having jurisdiction over the pending matters (after reasonable time for pursuit of such motion by Law Firm), or

(iii) Seller voluntarily or involuntarily becomes subject to any proceeding or remedy under the US Bankruptcy Code, or any insolvency proceeding for the benefit of creditors under any similar laws of any other jurisdiction in any way that might materially and adversely affect Buyer. An Alternative Payment Termination shall not affect the Buyer's right to retain its interest in any Litigation Proceeds derived from the Claims (whether as a result of any past, present or future Claims enforcement).

(c) ***Law Firm Termination for Cause***. In the event Law Firm (A) withdraws pursuant to Section 7.A.ii of the Retention Agreement, or (B) is terminated for cause by Seller pursuant to Section 6 of the Retention Agreement, Seller will consult with Buyer and will seek to hire substitute counsel that is comparable to Law Firm. The Parties will each use good faith efforts to replicate the business arrangement reflected in this Purchase Agreement and the Retention Agreement. If Buyer does not believe (in its sole discretion) that such arrangements adequately replicate the bargain under this Purchase Agreement, Buyer may Terminate Payment by written notice to Seller; provided that: (i) a termination pursuant to this Section 6(c) shall not affect the Buyer's right to retain its full interest in any Litigation Proceeds derived prior to such termination (but which Litigation Proceeds were not yet received or distributed); and (ii) Buyer's interest in any Litigation Proceeds derived from any future Claims enforcement shall be limited to a percentage thereof equal to the percentage derived by dividing the amount of Law Firm Payments actually paid to Law Firm into the amount of the Maximum Investment.

(d) ***Effect of Termination***. A Payment Termination for Cause and an Alternative Payment Termination shall not affect the obligation of Buyer to pay Law Firm Payments incurred by Law Firm up to the date of the termination.

7. ***Failure to Fund not Authorized by Section 6.*** If Buyer Terminates Payment other than as authorized by Section 6, then Buyer's interest in Litigation Proceeds shall be capped at an amount equal to the Law Firm Payments paid by Buyer. Notwithstanding anything to the contrary, in the event that there is more than one defendant in the Lawsuit or similar action, Buyer shall not be required to return or release its interest in any Litigation Proceeds derived prior to such termination (but which Litigation Proceeds were not yet received or distributed). Subject to Section 6(d), Buyer shall have no liability to any Person relating to a payment termination under this Section 7.

8. ***Arbitration, Law & Jurisdiction***. Any dispute arising out of, or relating to, the Investment Documents, including this agreement to arbitrate, shall be resolved as described in Sections 8 and 9 of the Retention Agreement, including, without limitation, provisions related to arbitration, New York choice of law and New York jurisdiction.

9. ***Confidentiality.*** Neither Party shall disclose the existence, terms or general structure of the Retention Agreement and Investment Documents and any information shared between the Parties prior to the Effective Dates without the prior written consent of the other Party except that: (a) Buyer may disclose their contents or information received thereunder to any potential or actual investor, assignee, transferee or participant; (b) either Party may disclose their contents (i) to implement or enforce its rights thereunder, or (ii) if required to do so by law; and (c) disclosure may be made to each Party's respective Affiliates or representatives by such party so long as such Party confirms that each such person keeps such disclosed information confidential on the same terms as provided herein. Disclosures pursuant to clause (b)(ii) of the previous sentence only shall be made after consultation with the other Party to the extent practicable.

10. ***Information / Common Interest.*** Seller will provide Buyer with regular status reports concerning any Claims or Lawsuits and notify Buyer promptly upon the occurrence of any material events relating to the Claims; provided that such delivery does not create a material risk of waiver of the attorney-client privilege or any other protection. The Parties acknowledge and agree that they have a joint and common legal interest in connection with the Claims and that it may be in their best interest to share certain information ("Common Interest Materials") that may be protected by the attorney-client privilege, the attorney work-product doctrine, and/or other applicable

privileges and immunities. In furtherance thereof, the Parties agree that such sharing and exchange of Common Interest Materials will be subject to the attorney-client privilege, the work product privilege, and the so-called "Common Interest Doctrine" to the maximum extent possible including information that was shared prior to the Effective Date. However, this common interest arrangement does not create an attorney-client relationship or fiduciary relationship between the lawyer for either Party and the other Party. Nor shall it be a basis for seeking the disqualification of the lawyer for either Party in the event of adversity between them on this or any other matter. It is the express understanding of the Parties that their exchange of the Common Interest Materials is not intended to void, waive or compromise in any respect any applicable privilege, protection, immunity, or other legal protection applicable to such information.

11. ***Successors and Assigns.*** Seller shall not assign any of its rights or obligations under the Investment Documents or the Litigation Proceeds without the prior written consent of Buyer. Buyer may assign or otherwise transfer all or any of its rights and obligations under the Investment Documents; provided that (a) no such assignment shall be made to any Defendant or to another Person which could materially and adversely affect the Claims; and (b) such assignment is to a third party of net worth sufficient to support Buyer's obligations hereunder. Subject to the foregoing, this Purchase Agreement shall be binding and inure to the benefit of Seller and Buyer and their respective heirs, executors, successors and permitted assigns.

12. ***Miscellaneous.*** The Investment Documents: (i) embody the final and mutual understanding of the Parties and replace and supersede any prior agreements or understandings, if any; (ii) shall be deemed to have been drafted by each of the Parties, and no ambiguities of any Investment Document shall be construed against any Party; and (iii) shall not be amended or waived except by another written agreement (including the exhibits attached on the Effective Date). In the event that any provision in any of the Investment Documents cannot be interpreted in accordance with applicable law, the Parties intend that the Investment Documents shall remain in effect and enforceable to the greatest possible extent. The Parties authorize the arbitrator to interpret, and to revise if necessary, the provisions of the Investment Documents to bring them into conformity with all applicable laws; provided that no such interpretation or revision shall modify the obligations of Seller to pay amounts due under Section 6(a) or allocate Litigation Proceeds in accordance with the Letter of Instruction without the prior written consent of Buyer. Notices and other communications shall be given in writing by either electronic mail or overnight courier, to the addresses set forth on the signature page to this Purchase Agreement.

13. ***Conduct of the Litigation.*** Buyer shall not provide legal advice of any kind to Seller. All legal services that might prove necessary shall be the sole responsibility of the attorney(s) retained and authorized by the Seller to represent them. Buyer further acknowledges that it shall issue no instructions of any kind to Law Firm or to any other attorneys retained and authorized by the Seller or otherwise exercise any influence or control over said attorneys with respect to the representation of the Seller or the conduct of any litigation. By virtue of entering into this Purchase Agreement, Buyer does not become a party to the Lawsuit or become a client of Law Firm. Seller retains the unrestricted right to settle the Lawsuit at any time in good-faith.

14. ***Relationship between Buyer and Seller; Income Tax Treatment.*** The relationship of the Parties shall be that of seller and buyer, and neither Party shall be considered or act as an agent of or have any fiduciary duties to the other Party. The Investment Documents are not intended to create a joint venture, partnership or association between the Parties. The Parties intend that the transactions set forth in this Purchase Agreement shall be treated for income tax purposes as a prepaid forward contract and not as indebtedness, and each Party agrees to report these transactions on its income tax returns in a manner consistent with such intention and to pay any applicable taxes in a similar fashion. This Purchase Agreement creates rights and obligations on the part of each of the Parties. The Parties intend that any rights or obligations created as a consequence of this Purchase Agreement shall terminate (within the meaning of Section 1234A of the Internal Revenue Code) upon the earlier of Buyer's receipt of the full Investment Return pursuant to this Purchase Agreement or termination by either Buyer or Seller in accordance with the terms of this Purchase Agreement. To the maximum extent permitted by law, the payment

of the Investment Return shall be treated as the disposition of any assets created or transferred to Buyer as a result of this Purchase Agreement.

15. ***Conditions Precedent to Buyer's Obligations.*** Until the following two condition precedents have been satisfied Buyer shall have no obligations to either Seller or Law Firm under the Investment Documents: (i) completion of Buyer's due diligence coupled with satisfactory results to be determined by Buyer in its sole and absolute discretion and (ii) the perfection of Buyer's first priority security interest in the Litigation Proceeds. Buyer agrees to provide Seller and Law Firm with written confirmation within five business days of the satisfaction of all conditions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GLOBAL DIGITAL SOLUTIONS, INC.

By:_________________________
Name: William J. Delgado
Title: Chief Executive Officer
Address:

777 South Flagler Drive Suite 800
West Palm Beach, FL 33401

Tel: 561 515 6163
Email: bdelgado@broncocommunications.net

GSRN 1512-612 LLC

By:_________________________
Name: [redacted]
Title: Authorized Signatory
Address:

GSRN 1612-512 LLC
[redacted]
New York, NY 10022
Attn: [redacted]
Tel: [redacted]
Email: [redacted]

SCHEDULE I

INVESTMENT RETURN

The "Investment Return" shall mean:

(1) All (100%) of the Litigation Proceeds distributable to Seller/Client pursuant to Section 3.A.i of the Retention Agreement;

(2) All of the Litigation Proceeds distributable to Seller/Client under Section 3.A.ii of the Retention Agreement until Buyer has received an additional amount equal to the amount of the actual Seller Purchase Price Payments advanced plus 27.5% of gross Litigation Proceeds. However, in the event that the Lawsuit survives a motion to dismiss on the primary claims then the 27.5% in the preceding sentence shall be reduced to 25.5%.

For the avoidance of doubt, if Seller receives amounts constituting Litigation Proceeds under the Retention Agreement, that are, for any reason, not distributed by Law Firm pursuant to and in accordance with Section 3 of the Retention Agreement, Seller shall pay to Buyer an amount equal to the payments that Buyer would have received under the terms of this Purchase Agreement had all such Litigation Proceeds been distributed in accordance with Section 3 of the Retention Agreement.

Seller acknowledges that costs and fees incurred by Buyer in connection with a potential subpoena, or any other discovery, sought from Buyer related to this transaction shall be treated as Costs that may be recouped by Buyer pursuant to clause (1) above.

Seller further acknowledges that closing costs for due diligence, background checks, security taking, counsel and other fees in an amount not to exceed $10,000 shall be treated as Costs in that they may be recouped by Buyer pursuant to clause (1) above.

Schedule II

Seller Wire Instructions

BANK OF AMERICA
261 BROADWAY
NEW YORK, NEW YORK 10007

ACCOUNT NAME: IOLA – BRINEN & ASSOCIATES, LLC
Attorney Trust Account
ABA NUMBER: 026009593
ACCOUNT NUMBER: 00483002939026

SWIFT CODE: BOFAUS3N

ACH INSTRUCTIONS

BANK NAME:
BANK ADDRESS:
BANK CITY: BANK STATE: BANK ZIP CODE:
ACCOUNT NAME:
ABA NUMBER:
ACCOUNT NUMBER:

CONTACT INFORMATION AT FIRM RECEIVING WIRES FOR PAYMENT NOTIFICATIONS:

NAME: JOSHUA D. BRINEN, ESQ.
POSITION:
TEL: 212-330-8151
FAX: 212-227-0201
EMAIL: jbrinen@brinenlaw.com

EXHIBIT A
RETENTION AGREEMENT

AMENDED & RESTATED RETENTION AGREEMENT

This Amended and Restated Retention Agreement ("Agreement") is entered into by and between Global Digital Solutions, Inc. ("Client"), and Boies Schiller Flexner LLP ("Law Firm"), and is effective as of December 22, 2017 ("Effective Date"). Terms used herein but not otherwise defined shall be as defined on **Schedule I**. Client and Law Firm (collectively "Parties" and individually a "Party") hereby agree for good and valuable consideration as follows:

1. SCOPE OF REPRESENTATION

A. Retention. Client retains Law Firm to represent Client in investigating Claims, asserting Claims for, trying, and settling all legal and equitable remedies to which Client may become entitled. The Parties may amend the definition of Claims and Defendants but Law Firm shall not be responsible for identifying additional parties or causes of actions that do not arise out of the same operative facts of the Claims.

B. Defense of Certain Counterclaims. Law Firm shall represent Client against compulsory counterclaims (as defined by the Federal Rules of Civil Procedure, "Compulsory Counterclaims") only and shall have no obligation with respect to any other claims or proceedings other than as set forth in this Agreement.

C. Appeal Initiated by Client. Law Firm shall have the option, but not the obligation, to represent Client as to any appeal initiated to overturn an adverse ruling and any proceedings on remand. If Law Firm chooses not to represent Client in such appeal, then Law Firm shall be treated as if Law Firm's withdrawal were a Client's termination for Cause under Section 6.C.

D. Collection. Law Firm shall make a reasonable effort to collect any settlement, award, or judgment but shall not be obligated to undertake significant collection efforts (including additional proceedings for debt collection).

E. Legal Advice Only. Law Firm will provide legal representation only and will not provide business, insurance, tax, or accounting advice, even if related to the Claims or Litigation Proceeds.

2. COMPENSATION TO LAW FIRM

A. Fees to Law Firm / Buyer. Client agrees to cause to be paid to Law Firm (i) the Law Firm Payments, and (ii) the amounts payable to Law Firm under Section 3.A ("Contingency Fee"). Client has entered into a prepaid forward purchase agreement ("Purchase Agreement") with GSRN 1612-512 LLC ("Buyer") pursuant to which Buyer has agreed to make the Law Firm Payments to Law Firm, and Law Firm agrees to look to Buyer for payment of the Law Firm Payments.

B. Law Firm Payments. On a quarterly basis, Law Firm may submit a request to Client for Law Firm Payments in accordance with Section 2.D below via an invoice or other reasonably requested documentation detailing the Costs and Hourly Fees (broken out by each timekeeper). Within thirty (30) days of such invoice, Client shall pay to Law Firm the invoiced Law Firm Payments. Client, with the Law Firm's cooperation, may audit the accounting of all Hourly Fees and Costs upon request.

C. Budget for Enforcement Activity. Law Firm represents that the Budget attached as **Exhibit A** ("Budget") sets forth Law Firm's reasonable estimate of Hourly Fees and Costs sufficient to support enforcement of the Claims utilizing existing attorney billing rates (including any rate increases) and costs during the various stages of Enforcement Activity ("Stages") as set forth in the Budget.

D. Budget Stage Overruns. Client shall not be required to fund requests for Law Firm Payments that exceed the amount of Hourly Fees plus Costs allocated in the Budget to the applicable Stage of the Litigation or, as to all Stages combined, the maximum amount of Law Firm Payments to be paid by Client as set forth in the Budget ("Maximum Investment"). However, if the total Hourly Fees plus Costs incurred in a prior Stage are less than the budgeted amount for that subsequent Stage (the difference being called the "Surplus Payment Amount"), then Client shall pay, the non-reimbursed portion of any present or previous request for Law Firm Payments up to the Surplus Payment Amount.

E. Amendments of the Budget. Upon mutual consent of the Parties (which may not be unreasonably withheld), Law Firm shall be entitled to an increase in the Budget, and the Maximum Investment, to the extent that the costs of any Stage are materially increased because of factors that could not be reasonably anticipated by Law Firm at the time of the preparation of the Budget (including unanticipated parties/claims, claim bifurcation, unexpected appeals/trials or length thereof). Additionally, Law Firm shall be only be entitled to such increase in the Budget beyond the Maximum Investment to the extent that the total actual Hourly Fees and Costs incurred by Law Firm are greater than 120% (the "Materiality Threshold") and Client shall only be responsible for Law Firm Payments representing increases in the Budget beyond the Materiality Threshold.

F. Failure to Fund. In the event Buyer fails to fund timely any Law Firm Payments that it is required to pay, Law Firm will notify Client in writing and request direct payment from Client. In the event that Client does not pay the unpaid Law Firm Payments within 30 days of such a request ("Failure to Fund"), such Failure to Fund shall not constitute a breach of this Agreement and the Parties agree that subject to Law Firm's rights under Section 7, Law Firm will continue to pursue the Claims under this Agreement with the following modifications: (i) Client will have no further obligation to fund Law Firm Payments; and (ii) Law Firm's Contingency Fee shall be increased by the difference between (a) what Buyer would have received but for Buyer's Failure to Fund, and (b) what Buyer is actually entitled to receive as a result of its Failure to Fund.

3. DISTRIBUTION OF LITIGATION PROCEEDS

A. Receipt, Allocation and Distribution of Litigation Proceeds. Litigation Proceeds received by the Parties shall be distributed to Client and Law Firm and in the following manner and priority:

i. First, available Litigation Proceeds shall be distributed to Law Firm and/or Client (for the benefit of Buyer) in an amount equal to the aggregate un-reimbursed Costs, Hourly Fees and Seller Purchase Price Payments (as defined in the Purchase Agreement) incurred by each to the date of distribution (which proceeds shall be allocated between Law Firm and Client (for the benefit of Buyer) based on the aggregate Costs, Hourly Fees, and Seller Purchase Price Payments incurred, advanced or funded by each such party) until each of Law Firm and Client has been fully reimbursed for all Costs, Hourly Fees and Seller Purchase Price Payments incurred, advanced or funded by or on behalf of it;

ii. Next, the remaining Litigation Proceeds shall be distributed to Law Firm and Client, with the lesser of (x) an amount equal to the Applicable Percentage, and (y) 43% of Litigation Proceeds, allocated to Law Firm, and the remaining portion allocated to Client.

If Litigation Proceeds are insufficient to pay in full the amounts due pursuant to earlier clauses, the remaining amounts due under such clause shall carry over to later distributions of Litigation Proceeds. The Parties acknowledge that Litigation Proceeds may be distributed as the Lawsuit is still ongoing and the Parties may incur additional Costs and Hourly Fees that they intend to reimburse even if there is insufficient additional Litigation Proceeds. Accordingly, the Parties agree that there will be an appropriate true-up related to such additional Costs and Hourly Fees (subject to the limitations contained herein) from such additional Litigation Proceeds if and to the extent available. Client agrees to indemnify and hold harmless Law Firm from and against any demands or claims asserted by others (other than by reason of commitments made) for Litigation Proceeds.

B. Client Lawsuit and Contractual Obligations. Notwithstanding anything to the contrary, Costs and Litigation Proceeds shall not be increased/reduced by: (i) court awards payable by Client as a result of any judgment, settlement, fee/cost award, sanctions, counterclaim or claim, or any other amount awarded against or due from Client ("Client Lawsuit Obligations"); or (ii) sums due from Client to any of the Defendants arising from any contract, setoff or other payment ("Client Contractual Obligations"). Client Lawsuit Obligations and Client Contractual Obligations shall be the sole responsibility of Client.

C. Manner of Collecting, Retaining, and Distributing Litigation Proceeds. All Litigation Proceeds will be made payable to the Law Firm's IOLTA account maintained in conformity with the laws of the State of New York ("Trust Account"). Within ten (10) business days from the date of deposit into the Trust Account (or the date of receipt by the Parties, or by holders of equity interests in Client as of the Effective Date ("Client's Owners")), of Litigation Proceeds, Law Firm shall provide Buyer and Client with a written report ("Distribution Report") setting forth the calculation of the amounts owed and Costs to be reimbursed under this Agreement in reasonable detail to enable the verification of the Distribution Report. Client and Buyer shall have 7 calendar days to object to the Distribution Report in writing (each a "Distribution Report Objection"). All funds as to which there is a Distribution Report Objection shall be kept separate by Law Firm until the dispute is resolved; provided that Law Firm shall promptly distribute to the proper recipient all funds as to which there is no dispute. These procedures shall apply whether Litigation Proceeds are collected in a lump sum or a series of payments.

D. Court Award of Attorneys' Fees or Costs. Law Firm may apply to any court or tribunal for attorneys' fees/costs ("Court Awarded Fees and Costs"). All Court Awarded Fees and Costs recovered shall be deemed Litigation Proceeds and shall not affect Law Firm Payments owed.

E. Law Firm Assignment. Law Firm agrees that they will not hedge, assign or finance any portion of its Contingency Fee without the consent of the Client except to the extent that such financing is undertaken in the ordinary course of business such as a pledge to a banking institution for a traditional line of credit.

4. CLIENT'S REPRESENTATIONS, WARRANTIES, AND COVENANTS

A. Representations and Warranties. In addition to any other representations and warranties in this Agreement, Client hereby represents and warrants as of the Effective Date that:

i. Client has the unfettered right to pursue the Claims against the Defendants, including, but not limited to, the exclusive right to (i) prosecute litigation, (ii) enforce all rights, and (iii) recover all damages in connection with the Claims.

ii. Client did not intentionally omit any material information it possesses with respect to the Claims in connection with Law Firm's analysis thereof.

iii. Client has full authority to enter into this Agreement and bind Client to all of its terms (which will not (i) violate any other agreement of Client, (ii) to its knowledge, violate any applicable law, and (iii) require any notice or approval of any third party).

iv. Client is not aware of any permissive counterclaims that could be brought by one or more of the Defendants against Client, and it used reasonable efforts to disclose in writing to Law Firm all transactions or agreements it currently has or has had with any Defendant.

v. Client has consulted with independent legal counsel (other than Law Firm) regarding this Agreement and is fully advised with respect to Client's obligations and rights with respect hereto.

vi. Client acknowledges that litigation is unpredictable and Law Firm makes no assurances as to any results, the timeliness of any court/party involved in the case, and the outcome of this matter.

B. Covenants and Agreements. In addition to the covenants elsewhere in this Agreement, Client hereby covenants that so long as this Agreement remains in effect:

i. Client will not assign, transfer, or encumber any right, title, or interest in the Litigation Proceeds (except to Buyer), without Law Firm's prior written consent.

ii. Client at its own expense shall (i) comply with all reasonable requests of, Law Firm in the pursuit of recovery in the Lawsuit, and (ii) seek to maximize the monetary value of the Claims.

iii. Client will not knowingly, without the prior written consent of Law Firm, which consent may be withheld in Law Firm's sole and absolute discretion, take any action or permit any Person controlling, controlled by, or under common control with it ("Affiliates") or its agents to take any action, that will in any way create any circumstance which may or could: (1) take any action/inaction which interferes with Law Firm's ability to pursue the Claims, (2) diminish the expected recovery or (3) provide, either directly or indirectly, a defense, to the Claims.

iv. Client will not accept any proposed compromise/settlement of the Claims with any individual, entity, group or organization ("Person") without first consulting with and making full disclosure to Law Firm and unless Law Firm confirms that such proposed settlement does not jeopardize or threaten the potential recovery in the Lawsuit.

v. All representations, warranties and covenants contained in this Agreement shall be continuous and survive the execution of this Agreement.

5. CONFIDENTIALITY

A. Client Confidential Material. Law Firm may only use Client's confidential and privileged information for performing under this Agreement. Confidential information may be required to be produced to third-parties in response to discovery requests or subpoenas, and, in that event, Law Firm will seek an appropriate protective order from the court to limit the disclosure and use.

B. Law Firm Confidential Material. Any document, advice, or analysis provided by Law Firm will be solely for the use and benefit of Client's authorized representatives, and Client shall not reproduce, summarize, or otherwise disclose any such document, advice or analysis to any third party.

6. TERMINATION OF ENGAGEMENT BY CLIENT

A. Client's Right to Terminate Law Firm. Client has the right to terminate Law Firm's services for any reason at any time; provided that Client promptly effectuates, at Client's sole cost and expense, permission for Law Firm to withdraw as counsel of record in any lawsuit.

B. Fees to Law Firm for Termination Without Cause

i. Before Successful Outcome. If Client terminates Law Firm's engagement without Cause before Client, Client's Owners, their Affiliates or any of their representatives or successors/assigns becomes entitled to Litigation Proceeds after the Effective Date (a "Successful Outcome"), then Law Firm shall receive the compensation provided in sub-clauses (a) and (b) below:

a. If Client retains another law firm and any Litigation Proceeds are subsequently obtained, then the portion of Litigation Proceeds to which Law Firm would have been entitled shall be divided between Law Firm and the successor firm on a basis proportionate to the time and expenses, made by the respective firms.

b. If Client does not retain another law firm and any Litigation Proceeds are subsequently obtained, then the Law Firm shall be entitled to a percentage of Litigation Proceeds to which Law Firm would have been entitled under this Agreement, where the percentage is derived by dividing the amount of Hourly Fees incurred by the Hourly Fees portion of the Maximum Investment.

ii. After Successful Outcome. If Client terminates Law Firm without Cause after any Successful Outcome, then (1) Law Firm shall be entitled to the full compensation set forth in Section 3 with respect to all Successful Outcomes obtained prior to termination; and (2) if Law Firm has provided services toward ongoing proceedings or negotiations, and Client retains another law firm for additional services and any Litigation Proceeds are subsequently obtained, then the portion of Litigation Proceeds to which Law Firm would have been entitled shall be divided between Law Firm and the successor firm on a basis proportionate to the time and expenses of the respective firms.

C. Fees to Law Firm for Termination With Cause. If Client terminates Law Firm's engagement with Cause, Law Firm shall only be entitled to retain and/or be paid amounts previously paid to it or due to it and its share in any Litigation Proceeds received or accrued before the date of termination.

7. WITHDRAWAL BY LAW FIRM

A. Circumstances of Withdrawal. Law Firm may withdraw from representing Client upon giving Client not less than thirty (30) days' notice of withdrawal and period for cure, in a manner so as to minimize any prejudice to Client, provided in sub-clauses (i) and (ii) below:

i. If Client breaches this Agreement (including its reps, warranties or covenants), abandons the Claims, constructively discharges Law Firm, or otherwise demonstrates bad faith (including without limitation in connection with settlement decisions); then Client shall, notify the Law Firm in writing promptly in the event of a Successful Outcome and, within 30 calendar days pay the excess difference of any Contingency Fee that Law Firm would have received, but for Law Firm's withdrawal.

ii. If for ethical reasons, Law Firm cannot represent Client, or based on information unknown to Client at the Effective Date, Law Firm believes in its reasonable discretion that the Claims lack merit, or for any other reason, then Law Firm shall be treated as if Law Firm's withdrawal were a Client's termination for Cause.

B. Cooperation in the Event of Termination or Withdrawal. If Law Firm withdraws or is terminated, Client shall take all steps necessary to free Law Firm to perform further (including, executing necessary documents) and Law Firm does not assume any obligation to employ replacement counsel but shall cooperate in the transfer to new counsel. Client shall promptly present this Agreement to any replacement counsel, to put on notice of the rights of Law Firm under this Agreement (including, those created by Section 6) and to provide for Law Firm's rights in any retention agreement Client executes with a successor firm.

C. Client Obligations. No termination or withdrawal of Law Firm's representation shall relieve Client of its obligations to pay for services rendered or expenses incurred on Client's behalf or any indemnification prior to the date of such termination.

8. DISPUTES AND ARBITRATION

A. Arbitration. Any dispute between the Parties arising out of, or relating to, this Agreement, including this provision to arbitrate, shall be settled by binding arbitration in the Judicial Arbitration and Mediation Service ("JAMS") office in New York, NY. The arbitration shall be conducted pursuant to the Federal Arbitration Act ("F.A.A.") and the JAMS Commercial Arbitration Rules in effect at the time of the arbitration. The tribunal shall consist of one arbitrator that the parties will seek to agree on within fourteen (14) days of the request for arbitration and if no such agreement is reached JAMS shall appoint such arbitrator within seven (7) days thereafter. Each Party shall pay its own expenses including attorneys' fees. Nothing in this provision shall prevent Client or Law Firm from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration in accordance with Section 9.A.

B. Budget Disputes. The resolution of a dispute over an increase in the Budget shall be resolved in accordance with Section 8.A except the Parties agree to adopt JAMS' rules regarding "baseball arbitration" and limit the hearing to written submissions only with the arbitrator ruling within thirty (30) days. For the avoidance of doubt, until an arbitration award has confirmed a budget increase, there can be no Failure to Fund pursuant to Section 2.F.

9. GENERAL PROVISIONS

A. Except as provided in 8A (relating to the F.A.A.), this Agreement and related claims shall be governed by New York State law without regard to choice of law. The Parties hereby consent to the jurisdiction of any state or federal court located within the County and State of New York and agree that all such actions (as contemplated by Section 8) shall be litigated in such courts waiving any defense of *forum non conveniens* and any right to jury trial. An arbitration award may be confirmed in any jurisdiction in which a Party is subject to personal jurisdiction or otherwise possesses assets.

B. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings and agreements, written or oral. No waiver, amendment, or other modification of this Agreement shall be effective unless in writing.

C. If any provision hereof cannot be interpreted in accordance with appropriate rule or law (including, attorney ethic codes), the Parties intend that this Agreement shall remain in effect and enforceable to the greatest possible extent and authorize the arbitrator (or court, as applicable) to interpret or to revise, the provisions of this Agreement to bring it into conformity with all applicable law and rules.

D. The rights and remedies available to a Party under this Agreement are cumulative and not exclusive of any rights or remedies otherwise available to that Party.

E. This Agreement shall be construed and constructed as drafted by each Party equally, notwithstanding any rule of contract construction to the contrary.

F. Any provisions of this Agreement which were intended by the Parties to survive any termination of this Agreement, shall survive such termination.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized signatories as of the Effective Date.

GLOBAL DIGITAL SOLUTIONS, INC.

By:________________________

Name: William J. Delgado

Title: Chief Executive Officer

Address:
777 South Flagler Drive Suite 800
West Palm Beach, FL 33401

Email: bdelgado@broncocommunications.net

Tel: 561 515 6163

BOIES SCHILLER FLEXNER LLP

By:________________________

Name: William A. Isaacson

Title: Partner

Address:
5301 Washington Ave
Washington, DC 20015

Email: wisaacson@bsfllp.com

Tel: 202 237 5607

SCHEDULE I

DEFINITIONS

"Applicable Percentage" means:

(x) prior to the Lawsuit surviving a motion to dismiss (or its equivalent) on the primary claims, an amount equal to 17.5% of the gross Litigation Proceeds; and

(y) subsequent to the Lawsuit surviving a motion to dismiss (or its equivalent) on the primary claims, an amount equal to 19.5% of gross Litigation Proceeds;

"Business Deal" shall mean any agreement involving the Claims entered into by Client and any Person whereby such Person, instead of paying money to Client for settlement provides a benefit to Client or Client's Owners including (i) any transaction with any Defendant and (ii) any sale by Client or Client's Owners of any portion of the equity interests in Client that (1) materially and adversely (in the opinion of Law Firm) affects, or (ii) is coupled with Client's instruction to alter, the Claims.

"Cause" shall mean (a) Law Firm materially breached the Agreement, and not cured within fourteen (14) days' written notice from Client; (b) Law Firm has failed to diligently pursue the Claims; or (c) Law Firm has committed gross-negligence, willful misconduct, or violated applicable law.

"Claim(s)" shall mean any and all causes of action arising out of or related to the Lawsuit including claims against Defendants.

"Costs" means all expenses incurred hereunder including, without limitation, (1) fees/costs of consultants, experts, and investigators, (2) legal research (3) travel/lodging expenses, (4) copy, courier expenses, (5) court fees, (6) litigation support expenses (i.e. e-discovery or contract attorneys), (7) local counsel fees, and (8) other out of pocket expenses reasonably incurred by Law Firm. Costs shall not include any expense incurred more than six months prior to the date of invoice.

"Defendants" shall mean Grupo Rontan Electro Metalurgica, SA, Joao Alberto Bolzan; Jose Carlos Bolzan their co-conspirators or their Affiliates.

"Hourly Fees" shall mean Law Firm's professional services rendered by Law Firm's timekeeping staff for Client hereunder calculated on the basis of Law Firm's rates on the Effective Date. Hourly Fees shall not include any service rendered more than six months prior to the date of invoice.

"Law Firm Payments" shall mean, for Stage 1 only, payments to Law Firm of (i) 0% of the Costs incurred by Law Firm and (ii) 0% of the Hourly Fees earned by Law Firm pursuant to this Agreement. For all other Stages, it shall mean payments to Law Firm of (i) 50% of the Costs incurred by Law Firm and (ii) 50% of the Hourly Fees earned by Law Firm pursuant to this Agreement. Notwithstanding the foregoing, in the event that the Lawsuit survives a motion to dismiss or its equivalent on the primary claim or Defendant forgoes the opportunity to file a motion to dismiss and/or the time frame for filing a motion to dismiss has elapsed, then Client

agrees to reimburse Law Firm for 50% the Costs and 50% of the Hourly Fees actually incurred in connection with Stage 1.

"Lawsuit" shall mean any action to be filed by Client against Defendants and any appeals therefrom or proceedings in connection and any new action or proceedings that may arise from the facts and/or claims underlying such litigation.

"Litigation Proceeds" means the gross total economic value of any compensation (whether tangible or intangible) which Client, Clients' Owners (including their Affiliates and successors/assigns) becomes entitled (and/or relieved from making) related to the Claims (including any Business Deal). All non-monetary compensation shall be valued at fair market value.

EXHIBIT A

BUDGET

Stage	Fees		Costs	
Case Assessment	$	100,000	$	2,500.00
Complaint, Pleading Stage Motion Practice	$	250,000	$	17,500.00
Fact Discovery	$	700,000	$	200,000.00
Expert Discovery	$	450,000	$	200,000.00
Summary Judgment / Daubert	$	300,000	$	100,000.00
Trial Preparation	$	800,000	$	200,000.00
Trial	$	850,000	$	270,000.00
Mediation	$	50,000	$	10,000.00
Total	**$**	**3,500,000**	**$**	**1,000,000**

EXHIBIT B
SECURITY AGREEMENT

SECURITY AGREEMENT

Reference is made to that certain Prepaid Forward Purchase Agreement (the "Purchase Agreement") between GSRN 1512-612 LLC ("Buyer") and Global Digital Solutions, Inc. ("Seller") dated as of December 22, 2017. All capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement. For purposes of this Security Agreement, the following terms shall have the following meanings:

"Collateral" means all right, title and interest of Seller in and to the following property of Seller, wherever located, and now owned or hereafter acquired: (i) all claims (including Commercial Tort Claims), suits, causes of action, and other rights of Seller arising out of, relating to or alleged in the Lawsuit (as defined in the Retention Agreement) or on which the Lawsuit is based (collectively, the "Litigation Claims"), including all claims underlying the Litigation Claims (together with the Litigation Claims, collectively the "Claims"); (ii) the Lawsuit; (iii) any judgment now or hereafter entered in the Lawsuit or otherwise with respect to the Claims in favor of Seller (a "Judgment"); (iv) the Litigation Proceeds with respect to the foregoing, including without limitation, any settlement of the Claims now or hereafter entered into by Seller and any defendant ("Defendant"), whether one or more, in the Lawsuit or otherwise with respect to the Claims, as applicable; (v) rights under any appeal bond or similar instrument posted by any Defendant in the Lawsuit or otherwise with respect to the Claims; (vi) rights to funds deposited with Law Firm in connection with the Lawsuit or the Claims, as applicable, including those deposited in accordance with the Letter of Instruction; (vii) any amounts paid or collected with respect to the Claims; (viii) all General Intangibles now or hereafter arising from or related to the foregoing; (ix) each Commercial Tort Claim listed on Schedule 1 attached hereto; and (x) to the extent not listed above as original collateral, Proceeds (including, without limitation, Cash Proceeds and proceeds of insurance) and products of the foregoing.

"Encumbrance" means any existing or prospective mortgage, pledge, lien, security or ownership interest, charge, hypothecation, or other encumbrance, option agreement, transfer, termination, compromise, set-off right, security or subordination arrangement, adverse claim, or other similar interest or arrangement of any kind

"Obligations" means all present and future obligations of Seller to Buyer of any kind or nature, including, without limitation: (i) Seller's obligations to Buyer under the Investment Documents, including payment of the Investment Return, and any claims for breach of any of the Investment Documents; (ii) the repayment of (a) any amounts that Buyer may advance or spend for the maintenance, preservation or enforcement of the Collateral and Buyer's rights under the Investment Documents, and (b) any other expenditures that Buyer may make under or in connection with this Security Agreement; (iii) all amounts owed under any modifications, renewals or extensions of any of the foregoing obligations; and (iv) any of the foregoing that arises after the filing of a petition by or against Seller under the United States Bankruptcy Code (the "Bankruptcy Code"), even if the obligations do not accrue because of the automatic stay under Bankruptcy Code § 362 or otherwise.

The following terms shall have the respective meanings provided for in the Uniform Commercial Code as in effect from time to time in the State of New York (the "UCC"): "Cash Proceeds," "Commercial Tort Claim," "General Intangibles," "Proceeds," and "Secured Party."

Grant of Security: Seller hereby grants a first priority lien and security interest in and to the Collateral to Buyer to secure the payment or performance of the Obligations. Seller hereby authorizes Buyer to file financing statements in such jurisdictions as may be designated by Buyer and to take such other steps as Buyer may determine in order to perfect Buyer's lien in and to the Collateral.The Parties agree that Buyer will have all the rights and remedies that a Secured Party would have under Article 9 of the UCC. Seller will do all things necessary so that at all times Buyer will have a valid, first priority security interest in the Collateral (including, without limitation, any Judgment obtained in the Lawsuit). Seller agrees that it will not sell, transfer, lease, assign or otherwise dispose of any of the Collateral or grant or permit to exist any Encumbrance in or on the

Collateral, except as created hereunder. Upon (a) any breach or default by Seller of any representation, warranty, covenant or agreement under any provision of this Security Agreement or the Purchase Agreement or any of the Investment Documents, or (b) Seller voluntarily or involuntarily becoming subject to any proceeding under the Bankruptcy Code or any similar remedy under statutory or common law of any applicable jurisdiction, Buyer may (i) pursue any remedy available at law (including those that would be available to a Secured Party under the provisions of the UCC), or in equity to collect, enforce, or satisfy any Obligations then owing, whether by acceleration or otherwise, and (ii) take any action to collect or otherwise enforce, in or out of court, the Investment Return, including notifying any payment obligors with respect to the Collateral of Buyer's security interest and intervening in the Lawsuit. Seller appoints Buyer as Seller's attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or otherwise, from time to time in Buyer's sole discretion, to do all things in its name and on its behalf which Buyer may deem reasonably necessary or advisable to create and perfect, and to continue and preserve, an indefeasible continuing first priority security interest in and to the Collateral in favor of Buyer and to accomplish the purposes of this Agreement in connection with Buyer's exercise of rights and remedies hereunder.

Seller shall not change its name or form of organization, or take any other action that results in a change of the jurisdiction of organization of Seller, or change its chief executive office, without giving Buyer at least thirty days' prior written notice of any such action

Representation: Seller represents and warrants that (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey, (b) Seller has the rights and the power to transfer each item of Collateral and its title to the Collateral is free and clear of all Encumbrances, except as created by this Security Agreement, (c) Buyer's security interest in the Collateral is a valid, first-priority security interest, and (d) Seller (or any predecessor by merger or otherwise) has not, within the four (4) month period preceding the date hereof, had a different name from the name of Seller listed on the signature page hereof.

Further Assurances. Seller agrees to execute any further documents, and to take any further actions, reasonably requested by Buyer to evidence, maintain the first priority of or perfect the security interest granted herein, or to effectuate the rights granted to Buyer under the Investment Documents.

Governing Law. This Agreement and related claims shall be governed by the laws of the State of New York without regard to choice of law.

Counterparts. This Security Agreement may be executed by electronic signature and in counterparts.

[SIGNATURE PAGE FOLLOWS]

ACCEPTED AND AGREED:

GLOBAL DIGITAL SOLUTIONS, INC.

By:_________________________
Name: William J. Delgado
Title: Chief Executive Officer
Address:

777 South Flagler Drive Suite 800
West Palm Beach, FL 33401

Tel: 561 515 6163
Email: bdelgado@broncocommunications.net

GSRN 1512-612 LLC

By:_________________________
Name: [redacted]
Title: Authorized Signatory
Address:

GSRN 1612-512 LLC
[redacted]
New York, NY 10022
Attn: [redacted]
Tel: [redacted]
Email: [redacted]

Schedule 1 to Security Agreement

Commercial Tort Claims

All claims and causes of action arising out of the Lawsuit.

EXHIBIT C
LETTER OF INSTRUCTION TO LAW FIRM

LETTER OF INSTRUCTION TO LAW FIRM

December 22, 2017

Boies Schiller Flexner LLP
575 Lexington Ave
New York, NY 10022

GSRN 1612-512 LLC
100 Broadway, 22nd Floor
New York, NY 10005

Re: Letter of Instruction

Ladies and/or Gentlemen:

Global Digital Solutions, Inc. ("Seller") hereby advises Boies Schiller Flexner LLP ("Law Firm") that Seller and GSRN 1612-512 LLC ("Buyer") have entered into the Prepaid Forward Purchase Agreement attached hereto as Exhibit A (the "Purchase Agreement"). Capitalized terms used in this letter shall have the meanings given to them in the Purchase Agreement. This letter constitutes Seller's Letter of Instruction to Law Firm. This Letter of Instruction is irrevocable, and may not be changed or revoked without Buyer's prior written consent.

Seller hereby instructs Law Firm that all Litigation Proceeds shall be made payable to or wire transferred into the Trust Account. Until such time as Buyer has been paid in full as set forth in the Purchase Agreement, Seller instructs Law Firm to pay to Buyer an amount equal to the Investment Return when any Litigation Proceeds are allocated and distributed to Seller in accordance with the Retention Agreement in the following manner and priority:

1. All of the Litigation Proceeds distributable to Seller/Client pursuant to Section 3.A.i of the Retention Agreement;

2. All of the Litigation Proceeds distributable to Seller/Client under Section 3.A.ii of the Retention Agreement until Buyer has received an additional amount equal to actual Seller Purchase Price Payments advanced plus 27.5% of gross Litigation Proceeds. However, in the event that the Lawsuit survives a motion to dismiss on the primary claims then the 27.5% in the preceding sentence shall be reduced to 25.5%.

Seller instructs Law Firm to send all requests for Law Firm Payments to Seller and Buyer. Buyer will accept requests for Law Firm Payments directly from, and will pay Law Firm Payments directly to, Law Firm in accordance with the payment instructions provided by Law Firm on Schedule I hereto. Seller appoints Buyer as a designee to audit Law Firm Payments in accordance with the Retention Agreement.

Seller further instructs Law Firm to provide Buyer a copy of each Distribution Report and to distribute Litigation Proceeds only upon receipt of Buyer's written approval of the Distribution Report; provided however it shall only do so to the extent that such delivery, and the form of such delivery does not, in Law Firm's reasonable opinion, create a material risk of waiver of the attorney-client privilege or any other protection, or violation of a court order.

Very truly yours,

GLOBAL DIGITAL SOLUTIONS, INC.

By:__________________________
Name: William J. Delgado
Title: CEO

Schedule I

Law Firm Wire Instructions

BANK NAME:
BANK ADDRESS:
BANK CITY: BANK STATE: BANK ZIP CODE:

ACCOUNT NAME:
ABA NUMBER:
ACCOUNT NUMBER:

ACH INSTRUCTIONS

BANK NAME:
BANK ADDRESS:
BANK CITY: BANK STATE: BANK ZIP CODE:
ACCOUNT NAME:
ABA NUMBER:
ACCOUNT NUMBER:

CONTACT INFORMAITON AT FIRM RECEIVING WIRES FOR PAYMENT NOTIFICATIONS:
NAME:
POSITION:
TELEPHONE NUMBER:
EMAIL: